Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 31st day of January 2018 by and between OMAM Inc., a Delaware corporation with an address at 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116 (“OMAM”) and Stephen H. Belgrad (the “Executive”).

1.	DEFINITIONS.
In this Agreement, unless the context otherwise requires:

(i)	The following terms shall have the following meanings:
“Affiliate” means any person or entity directly or indirectly controlling, being controlled by, or under common control with the Company;
“Basic Termination Payments” means (i) the Base Salary payable to Executive under Section 4.1(A) through the termination of employment, (ii) any expense reimbursements under Section 4.3 for expenses reasonably incurred in the performance of the Executive’s duties prior to termination, and (iii) the value of any unused vacation accrued to the date of termination of employment;
“Board” means the Board of Directors of the Company or any entity controlling the Company, including without limitation OM Asset Management plc;
“Cause” means (i) the Executive’s willful or reckless misconduct, or gross, continuing or repeated negligence in the performance of the Executive’s duties and responsibilities with respect to the Company, or his material failure to carry out directions which are reasonable in light of the Executive’s primary duties and responsibilities, or any other conduct that results in substantial injury (monetary or otherwise) to the Company or its officers, directors, employees or other agents; (ii) the Executive’s conviction of a felony, which has or could have a material adverse effect (monetary or otherwise) on the Company or its officers, directors, employees or other agents; (iii) the Executive’s embezzlement or misappropriation of funds, commission of any material act of dishonesty, fraud or deceit, or violation of any federal or state law applicable to the securities industry; (iv) the Executive’s material breach of a legal or fiduciary duty owed to the Company or its officers, directors, employees or other agents; or (v) the Executive’s material breach of any provision of any agreement between the Executive and the Company and its officers, directors, employees or other agents, any Company policy or practice, or any applicable law;
“Commencement Date” means March 2, 2018;

“Company” means OMAM, any company that is a subsidiary or holding company (up to and including the ultimate holding company) of the Company and any subsidiary of any such holding company, and any Affiliate(s).
“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company, if any; provided, however, if there should be no Compensation Committee, then such reference to the Compensation Committee shall be to the Board of Directors or other authorized body or officer of the Company performing the described function;
“Confidential Information” means any confidential information concerning the business or affairs of the Company or concerning the Company’s customers, clients, vendors, suppliers, business partners, advisors, consultants or employees, including but not limited to the following: any financial information or valuation information concerning the Company, and any other proprietary information of the Company, including that relating to the demonstrably anticipated business of the Company that the Executive obtains, develops or learns in the course of the Executive’s employment by the Company and any and all memoranda, notes, reports, documents, emails and other media containing the foregoing. Confidential Information specifically includes: any inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Executive during the term of the Executive’s employment, all business, technical and financial information, including trade secrets, information about clients, including their names, addresses and investment history; information about employees or applicants for employment, their compensation, qualifications and performance levels; all information regarding fees, commissions and compensation; all investment, advisory, technical or research data, and financial models developed by the Company and its employees; methods of operation; manuals, books and notes regarding the Company’s products and services; all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications and guidelines, future plans, cost and pricing information, computer programs, formulas, and equations; the cost to the Company of supplying its products and services; written business records, files, documents, specifications, plans and compilations of information concerning the business of the Company; and reports, correspondence, records account lists, price lists, budgets, indices, invoices and telephone records that the Executive obtains, develops, or learns in the course of the Executive’s employment by OMAM. “Confidential Information” shall include the Confidential Information of any third party disclosed to the Company under confidentiality obligations and any information which a reasonable person would consider confidential due to the circumstances surrounding disclosure or due to the nature of the information. Confidential Information shall not apply to information that has been independently developed by others or has become generally known through no wrongful act on the part of the Executive or any other person having an obligation of confidentiality to the Company;
“Disability” means that the Executive has, for 90 consecutive days or 180 days in any 12 month period, been disabled as a result of any mental or physical illness in a manner which prevents him from performing the essential functions of his job, with or without reasonable accommodation determined by an independent qualified medical doctor selected by OMAM. In such circumstances, the Executive hereby agrees to submit to a medical examination by a qualified medical practitioner appointed by the Company and reasonably acceptable to the Executive;
“Good Reason” means the occurrence of one or more of the following without the Executive’s consent, other than on account of Executive’s inability to perform his or her duties on account of mental or physical disability: (i) a material reduction of the Executive’s aggregate annual compensation, including, without limitation, Base Salary, bonus and other incentive compensation opportunity, if such reduction is not related to either individual or corporate performance; (ii) a material, adverse change to the Executive’s current title of Chief Executive Officer of the Company; (iii) a material change in the geographic location at which the Executive must regularly perform services for the Company (which, for purposes of this Agreement, means a change in Executive’s principal place of employment by 50 or more miles, provided that such relocation materially increases the time of the Executive’s commute); (iv) the Company’s material breach of any provision of this Agreement; or (v) the Executive’s involuntary removal or dismissal from any Board membership position. The Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive may terminate his employment for Good Reason not later than (30) days following the end of the Company’s thirty (30)-day cure period. If the event constituting Good Reason is a material reduction in compensation described in subsection (i) above, the Executive’s Salary and Bonus for purposes of the severance calculations shall be determined without regard to the material reduction of compensation described in subsection (i);
“Notice Period” means the period ending sixty (60) days from the date of written notice to terminate the Agreement;
“Term” means the period beginning on the Commencement Date and continuing through the Termination Date;
“Termination Date” means the date when the Executive ceases to be employed by the Company;

“Trade Secrets” means proprietary data and information relating to the business of the Company including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(ii)	References to Sections are, unless otherwise stated, to sections of this Agreement; and

(iii)	Headings to Sections are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.	EMPLOYMENT.
2.1    OMAM hereby agrees to employ the Executive and the Executive hereby agrees to accept employment with OMAM, on the terms and conditions more fully set forth herein.
2.2    The Executive’s employment will continue from the Commencement Date until it is terminated in accordance with the provisions of Section 5 below. Provided, however, that the Executive’s employment is at all times on an at-will basis, and either the Executive or OMAM may terminate this Agreement with or without Cause, for any reason or no reason, consistent with the provisions of Section 5 herein.
2.3    The Executive’s title shall be President and Chief Executive Officer and the Executive’s responsibilities shall include such duties and responsibilities that may be assigned by the Board or its designee, consistent with the title of President and Chief Executive Officer of a company in the asset management business. The Executive was appointed to serve as a member of the Board on January 30, 2018; his appointment will be subject to re-election in accordance with then prevailing corporate governance procedures.
2.4    The Executive will use reasonable best efforts to faithfully, diligently and efficiently perform such duties on behalf of the Company consistent with such office as may be assigned to the Executive from time to time by the Company. The Executive agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company, including without limitation OMAM’s Code of Ethics as well as its Insider Trading Policy, and any changes therein which may be adopted from time to time, all of which the Executive was first notified in writing. The Executive’s actions as an employee of OMAM shall at all times be consistent with the interests of the Company. Under no circumstances will the Executive knowingly take any action contrary to the best interests of the Company.
2.5    The Executive may manage his investments or engage in charitable or civic activities, subject to OMAM Insider Trading and other applicable policies, so long as he gives his duties to the Company first priority and such activities do not interfere with the performance of his duties for the Company. Notwithstanding the foregoing, other than with regard to the Executive’s duties to the Company, the Executive will not accept any other employment, perform any consulting services, or serve on the board of directors or governing body of any other for-profit business throughout the Executive’s employment hereunder, except with the prior written consent of the Board.
2.6    The Executive warrants that in entering into this Agreement and performing the obligations hereunder, the Executive has not and will not be in breach of any terms or obligations of any other employment or agreement. The Executive further represents that the performance of all the terms of this Agreement and as an employee of the Company has not, does not and will not breach any pre-existing agreement (i) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or (ii) to keep in confidence proprietary information, knowledge or data acquired by the Executive prior to employment with the Company.

3.	PLACE OF WORK.
The Executive shall primarily perform the duties assigned hereunder at OMAM’s office presently located in Boston, Massachusetts, and is expected to travel to and work at other Company offices and other appropriate places within or outside the United States for reasonable periods of time.

4.	COMPENSATION AND BENEFITS.
In consideration of the services performed by the Executive, and subject to performance of the Executive’s duties and responsibilities to the Company, OMAM shall provide the Executive with the compensation and benefits described below:
4.1    Compensation: The Executive’s compensation package shall consist of the following:
(A)    Base Salary: OMAM will pay the Executive a base salary of $500,000.00 per annum (the “Base Salary”), such Base Salary to be paid in accordance with OMAM’s normal payroll procedures and subject to applicable tax deductions and withholdings. The salary shall be reviewed annually and any modification and the amount of any modification shall be in the Compensation Committee’s absolute discretion and notified to the Executive in writing.
(B)    Bonus: The Executive shall be eligible to participate in the Company’s bonus plan(s) that may be adopted from time to time by the Compensation Committee or otherwise in its sole discretion. The payment of any bonus shall be subject to the terms established by the Compensation Committee. The amount of the bonus payable (if any) to the Executive will be determined by the Compensation Committee in its sole discretion and notified to the Executive. The Company reserves the right to amend, modify or withdraw any particular bonus plan.

(C)    Equity Compensation: The Executive shall be eligible to participate in the Company’s equity compensation plan(s) that may be adopted, terminated and/or amended from time to time by the Compensation Committee. The issuance, vesting and exercise of any share awards subject hereto shall be approved by the Compensation Committee and shall be in accordance with the plan currently in effect. In order to be eligible for the award of any equity, the Executive also shall be required to execute any agreement and/or other document then in effect.
4.2    Benefits: Except as provided herein, the Executive shall be eligible to receive the various benefits offered by OMAM to its executive employees, including holidays, vacation, medical, dental, disability and life insurance, and such other benefits as may be determined from time to time. These benefits may be modified or eliminated from time to time at the sole discretion of OMAM. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document. Provided, however, should OMAM have a severance plan in effect as of Executive’s termination date, Executive will not be eligible for any payments under the plan unless otherwise approved by the Compensation Committee in its sole discretion.
4.3    Expenses: The Executive shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred for the Company’s business (including travel and entertainment) in accordance with the policies, practices and procedures of OMAM. The Executive shall comply with all Company policies, practices and procedures, and all codes of ethics or business conduct applicable to the Executive’s position, as may be in effect from time to time.

5.	TERMINATION OF AGREEMENT/EMPLOYMENT
5.1    During the First Two Years of the Term: Either party may terminate the Executive’s employment during the first two years of the Term (i.e., at any time from the Commencement Date to and through March 2, 2020) in accordance with Section 2 of the Transition Severance Agreement by and between OMAM and the Executive dated August 30, 2017 (the “Transition Severance Agreement”). In such event, the Transition Severance Agreement shall set forth and govern OMAM’s obligation to make any post-termination payments to the Executive on account of the termination of the Executive’s employment; provided, however, during such first two-year period, (i) the definition of Good Reason in this Agreement shall apply and (ii) the Executive shall be paid any expense reimbursements under Section 4.3 for expenses reasonably incurred in the performance of the Executive’s duties prior to termination, and the value of any unused vacation accrued to the date of termination of employment.
5.2    After the First Two Years of the Term (i.e., commencing on March 3, 2020 and continuing thereafter):
(A)    Termination For Cause: OMAM may terminate this Agreement and the Executive’s employment for Cause immediately upon written notice. Upon termination of the Executive’s employment with OMAM in accordance with this Section 5.2, OMAM only shall be obligated to pay the Executive the Basic Termination Payments. Executive

shall not be entitled to receive any other compensation or benefit, contingent or otherwise, except as otherwise required by applicable law.
(B)    Termination With Notice: Either party may terminate this Agreement and the Executive’s employment for any reason by giving the other party not less than sixty (60) days’ advance notice in writing. If such notice is served by either party, OMAM shall be entitled, in its sole and absolute discretion, to terminate the Executive’s employment at any time during the Notice Period and to provide payment in lieu of notice.
(C)    Termination by the Executive with Notice:

i.	Upon termination, OMAM shall pay the Executive the Basic Termination Payments;

ii.
In the event that OMAM terminates this Agreement prior to the end of the Notice Period (without Cause), it shall pay the Executive an amount equivalent to his Base Salary and an amount equivalent to OMAM’s share of the cost of medical and dental benefits with respect to similarly situated active employees of the Company for the remainder of the Notice Period; and,

iii.
Subject to the Executive’s satisfactory individual performance to the end of the Notice Period or such shorter period as determined by OMAM, OMAM will pay the Executive any unpaid bonus on account of the calendar year preceding the end of the Term if the Term ends on or after January 1 but before the actual date of payment of the Executive’s bonus for the prior calendar year.

(D)    By OMAM with Notice or By Executive for Good Reason: In the event that OMAM terminates this Agreement without Cause (including in such event that the Executive dies or is terminated as a result of Disability during the Notice Period relating to a termination by the Company without Cause), or if the Executive terminates this Agreement for Good Reason, OMAM will pay the Executive the following:

i.	The Basic Termination Payments;

ii.
In the event that OMAM terminates this Agreement prior to the end of the Notice Period (without Cause), it shall pay the Executive an amount equivalent to his Base Salary and an amount equivalent to OMAM’s share of the cost of medical and dental benefits with respect to similarly situated active employees of OMAM, for the remainder of the Notice Period;

iii.	An amount equal to (x) the Executive’s annual Base Salary at the rate in effect immediately before the Termination Date plus (y) a cash bonus in an amount equal to 50% of the full annual incentive amount expressed as a dollar amount, that was paid or granted to the Executive for the prior fiscal year, which may have been payable in a combination of cash and equity grants (or, if no bonus has been paid or granted for the prior fiscal year, 50% of the full annual incentive amount expressed as a dollar amount paid or granted for the most recent fiscal year for which a bonus was paid or granted); provided, however, in no event shall any payment to the Executive pursuant to this subsection (iii) amount to less than $3,250,000.00;

iv.
An amount equivalent to OMAM’s share of the cost of medical and dental benefits with respect to similarly situated active employees of the Company for the period of twelve (12) months from the Termination Date (without regard to whether OMAM paid the Executive its share of the cost of medical and dental benefits in lieu of all or a portion of the Notice Period);

v.
An annual bonus for the year in which the Termination Date occurs, based on attainment of the applicable objective performance goals according to the terms of the annual bonus plan, which shall be pro-rated based on the number of days worked during the termination year through the end of the Notice Period (without regard to whether pay is provided in lieu of all or a portion of the Notice Period), at the discretion of the Compensation Committee. The bonus for the year in which the Termination Date occurs, if any, shall be calculated in a manner similar to that used for similarly situated executives of OMAM (determined as if the Executive’s employment had not terminated), and shall be paid in cash;

vi.	If the annual bonus earned for the year prior to the year in which the Termination Date occurs has not yet been paid, such annual bonus will be paid to the Executive in cash; and

vii.
Continued vesting of the Executive’s time- and performance-based restricted stock and restricted stock unit awards pursuant to their existing vesting schedules. To the extent the Company has a tax withholding obligation (relating to income, employment and/or social security taxes) with respect to one or more unvested awards as of the Termination Date, a sufficient number of the Executive’s time-based awards will be deemed to vest and may be sold to cover the minimum applicable tax withholding tax liability, provided that such vesting and sale does not have adverse consequences under IRC Section 409A and is otherwise permitted by applicable law, and subject to the provisions of OMAM’s insider trading policy.

Continued vesting means that the awards will no longer be subject to the requirement of continued service, but (i) any performance-based awards will continue to be subject to vesting based on attainment of performance goals, (ii) except as provided above with respect to tax withholding, the shares subject to the awards may not be transferred until the specified vesting dates in the applicable award agreements, and (iii) the awards will be subject to forfeiture pursuant to the Company’s Clawback Policy or in the event of a breach by the Executive of any restrictive covenants under this Agreement or under any other agreement with the Company.
(E)    Resignation by the Executive Prior to Expiration of the Notice Period: Should the Executive voluntarily resign prior to the expiration of a Notice Period (regardless of the party providing the notice), OMAM shall pay the Executive the Basic Termination Payments and the Executive shall not be entitled to receive any other compensation or benefit, contingent or otherwise, except as otherwise required by applicable law.
(F)    Termination upon the Executive’s death or Disability. In the event that the Executive dies during the Term or OMAM terminates his employment as a result of Disability (other than during the Notice Period as set forth in Section 5.2(D) above), OMAM shall pay the Executive or his estate the following:

1.	The Basic Termination Payments;

2.	The amounts described in Section 5.2(D)(iv)-(vi); and

3.
Accelerated vesting of the Executive’s time- and performance-based restricted stock and restricted stock unit awards such that all unvested shares shall be deemed vested as of the Termination Date. Performance-based restricted stock and restricted stock unit awards shall accelerate and vest at target. Notwithstanding the foregoing, all of the awards will remain subject to forfeiture pursuant to the Company’s Clawback Policy or in the event of a breach by the Executive of any restrictive covenants under this Agreement or under any other agreement with the Company.

(G)    Release/Post-Termination Payments: The receipt of the compensation and benefits provided in these Sections 5.1 and 5.2 to the Executive shall be in full and final satisfaction of the Executive’s rights and claims under this Agreement (or otherwise). Payment of any post-termination compensation or benefits to the Executive in excess of the Basic Termination Payments shall be in lieu of severance and is subject to and conditioned upon the Executive’s execution (or his estate’s execution, in the event of his death) of a separation agreement which, among other provisions, shall include a complete customary release of claims (the “Release Agreement”) by the Executive to the Company

(and its directors, officers, employees and agents), and a reaffirmation of the Executive’s obligations and covenants under Section 6 of this Agreement, within 45 days of the Termination Date. OMAM shall make any post-termination payments to the Executive in Section 5.1 in accordance with the terms of the Transition Severance Agreement. OMAM shall make any post-termination payments to the Executive in Section 5.2 in one lump sum on the first regularly scheduled payroll following the effective date of the Release Agreement; provided, however, if the release and waiver period spans two calendar years and if required by Section 409A of the IRC of 1986, as amended, payments shall be made in the later calendar year.
(H)    Equity: Unless otherwise provided herein or at the discretion of the Compensation Committee, the Executive’s rights and entitlements to any equity compensation shall be governed by the terms of the applicable plan documents, subject to any Clawback Policy of the Company.
5.3    Resignations: Upon termination of the Executive’s employment, the Executive will also automatically resign, and will automatically be deemed to have resigned, from all positions with the Company (including any Board membership positions), unless otherwise provided by the Board. The Executive hereby grants the Company an irrevocable power of attorney (with right of substitution) to take actions in the Executive’s name to effectuate such resignations.
5.4    Upon termination (or suspension) of the Executive’s employment or this Agreement, regardless of the reason, the Executive shall deliver to the Company all books, documents, materials described in Section 6, and all credit cards, keys and other property of the business of the Company which may be in the Executive’s possession, custody or control.

6.	RESTRICTIVE COVENANTS.
6.1    Confidential Information.
(A)    The Executive acknowledges and agrees that during employment with the Company, the Executive will acquire Confidential Information and Trade Secrets in relation to the Company and that through dealing closely with customers and clients the Executive will form close connections with and influence over those customers and clients. The Executive acknowledges and agrees that the Confidential Information, Trade Secrets and business relationships of the Company are necessary for the Company to continue to operate its business. The Executive further acknowledges and agrees that the Company has a reasonable, necessary and legitimate business interest in protecting its Confidential Information, Trade Secrets and business relationships and that the following covenants are reasonable and necessary to protect such business interests and are given for good and valuable consideration. Accordingly, the Executive will comply with the policies and procedures of the Company for protecting Confidential Information, Trade Secrets not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company, and may in no event take any action causing, or fail to take the action necessary in order to prevent, his disclosure of any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.
(B)    Nothing in this Agreement prohibits or limits the Executive from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding this agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that the Executive is not required to advise or seek permission from the Company before engaging in any such activity; provided, however, in connection with any such activity, the Executive must inform such authority that the information the Executive is providing is confidential.
(C)    OMAM shall not seek to hold the Executive criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, OMAM shall not seek to hold the Executive criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, if the Executive files a lawsuit for retaliation for reporting a suspected violation of law, the Executive may disclose the Trade Secret to his attorney and use the trade secret information in the court proceeding so long as the Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.
(D)    The Executive hereby assigns and transfers to the Company any and all rights, title and interest in and to all intellectual property existing now or in the future, including, without limitation, patent rights, copyrights, the right to prepare derivative works, trade secret rights, sui generis database rights, moral and artist rights, and all other intellectual and industrial property rights of any sort in the United States and throughout the world now or hereafter known relating to any and all research, information, client lists, and all other investment, technical and research data any and all inventions (whether or not patentable), works of authorship, designs, trademarks, tradenames, domain names, processes, business plans, financial models, methods, know-how, ideas and information made, conceived, developed or reduced to practice, in whole or in part, by the Executive or on the Executive’s behalf for the benefit of the Company (“Company Intellectual Property”). With regards to any rights, title or interest that cannot be assigned pursuant to the foregoing provision, the Executive agrees to assign and transfer without further consideration any and all such rights, title and interest to the Company and to take any and all such further actions as are appropriate or necessary to accomplish the foregoing and hereby irrevocably appoints the Company to act as the Executive’s attorney for purposes of perfecting the Company’s interest in such Company Intellectual Property.
(E)    The Executive hereby agrees that all times during the Term, and, if longer, for a period of sixty (60) days after the first day of the Notice Period (or, if the Executive terminates employment without notice or is terminated by the Company for Cause, for a period of sixty (60) days after the date of termination), the Executive shall not whether alone or jointly, or as a partner, manager, member, director, officer, employee, consultant, representative, agent or joint venturer of any other party, directly or indirectly join, finance, invest in, lend to, be employed by, consult for, or otherwise participate in, or be connected with, any business that competes with the Company anywhere the Company does business and/or render services.
(F)    The Executive hereby agrees that all times during the Term, the Notice Period, and for a period of twelve (12) months after expiration of the later of the Notice Period or the Termination Date, the Executive shall not whether alone or jointly, or as a partner, manager, member, director, officer, employee, consultant, representative, agent or joint venturer of any other party, directly or indirectly:

i.
Solicit, induce or in any manner attempt to solicit or induce any person employed by or acting as a director, officer or agent of, or consultant to the Company to leave such position and become employed or associated with any other entity or business; or

ii.
Employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who to the Executive’s knowledge was within six months prior to the Notice Period, a director or senior employee of the Company who was personally known to the Executive; or

iii.
Solicit interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company and any of its reasonably known respective clients, customers, partners or joint venturers.

6.2    The Executive agrees that the duration and geographic scope of the restrictive provisions set forth in Sections 6.1 herein are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Executive agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Executive also agrees that damages are an inadequate remedy for any breach of the restrictive provisions herein and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of the non-competition provisions herein.

6.3    The Executive shall comply as is reasonable with (a) every applicable rule of law in the United States of which Executive knows or reasonably should have known and (b) the rules and regulations of the regulatory authorities of the United States insofar as the same are applicable to employment hereunder and of which Executive knows or reasonably should have known, and (c) every regulation of the Company and its Affiliates with respect to insider trading, of which the Executive is first notified in writing.
6.4    The Executive shall not during the Term, the Notice Period and at all times following the Termination Date:
(A)    Divulge or communicate to any person or persons any Confidential Information (except to employees of, or to attorneys, accountants or other professionals engaged by, the Company with a need to know such information);
(B)    Use any Confidential Information for the Executive’s own purposes or for any purposes other than those of the Company; or
(C)    Through any failure to exercise all reasonable due care and diligence cause any unauthorized disclosure of any Confidential Information.
6.5    All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listing, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) belonging to the business of the Company (and any copies of the same) (a) shall be and remain the property of the Company, and (b) shall be delivered by the Executive to the Company from time to time on demand and in any event on the termination of this Agreement.
6.6    The Executive shall not at any time either during the Term, Notice Period, and all times following the Termination Date make any untrue, misleading or disparaging statement with respect to the Company (or any of its directors, officers, employees or agents). Nor shall the Executive attribute to himself the investment performance of any single investment or group of investments managed by the Company or claim responsibility for having sourced, recommended, or made any such investment or group of investments. The Company shall use its commercially reasonable best efforts to not make, and shall instruct its directors and executive officers to not make, any untrue, misleading or disparaging statements about the Executive at any time during the Term, Notice Period, and at all times following the Termination Date.
6.7    At no time after the Termination Date shall the Executive directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company, other than as a former employee or officer of the Company. After the Termination Date, Executive shall not in the course of carrying on any trade or business claim, represent or otherwise indicate any present association with the Company for the purpose of carrying on or retaining any business, represent or otherwise indicate any past association with the Company, other than as a former employee or officer of the Company.

6.8    From and after the Termination Date, the Executive agrees to cooperate in the transition of his duties and in the business affairs of the Company as may be reasonably requested by the Company. From and after the Termination Date, the Executive shall cooperate reasonably with the Company in the defense or prosecution of any claims or actions then in existence or that may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors, agents and employees. The Executive’s cooperation in connection with such matters, actions, and claims shall include, without limitation, being available (at mutually agreeable times and locations, which agreement shall not be unreasonably withheld by the Executive, and without unreasonably interfering with his other professional obligations) to meet with the Company and its legal or other designated advisors, regarding any matters in which he has been involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery, or trial); to provide truthful affidavits; to assist with any audit, inspection, proceeding, or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting the Company. The Company shall reimburse the Executive’s reasonable expenses incurred under this Section 6.8.
6.9    The obligations of the Executive under this Section 6 shall survive termination of this Agreement to the extent provided in each sub-section. Further, the provisions of this Section 6 shall continue to apply with full force and effect should the Executive transfer to or otherwise become employed by any Company subsidiary or Affiliate, or be promoted or reassigned to positions other than that held by the Executive as of the Effective Date of this Agreement. The Company shall have the right to communicate the Executive’s ongoing obligations hereunder to any entity or individual with whom the Executive becomes employed by or otherwise engaged following termination of employment with OMAM.

7.	GENERAL
7.1    This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties also agree that any action, demand, claim or counterclaim relating to the Executive’s employment, any termination of employment and/or the terms and provisions of this Agreement or to its alleged breach by either party, shall be commenced in Massachusetts as set forth in Section 8 below. Both parties further acknowledge that venue shall exclusively lie in Massachusetts and that material witnesses and documents may be located in Massachusetts.
7.2    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral or written employment, consulting, change of control or similar agreements between the Executive, on the one hand, and the Company, on the other hand, except as otherwise set forth herein. For the avoidance of doubt, this Agreement is not intended to supersede the Transition Severance Agreement except as provided in Section 5.1, and is not intended to supersede any outstanding equity or incentive award agreements. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Executive are personal and may be performed only by him.
7.3    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight carrier, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Stephen H. Belgrad
At the notice address most recently maintained on file with the Company’s Human Resource department

If to the Company:    OMAM, Inc.
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered to the addressee.
7.4    The Company shall indemnify the Executive to the full extent permitted by applicable law and shall maintain reasonable insurance coverage (including but not limited to directors’ and officers’ liability insurance coverage) with respect to the Executive’s performance of his duties and responsibilities.
7.5    The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

8.	ARBITRATION
(A)    Except as provided herein, any and all disputes that arise out of or relate to the terms of this Agreement shall be resolved through final and binding arbitration. SUCH ARBITRATION SHALL BE IN LIEU OF ANY TRIAL BEFORE A JUDGE AND/OR JURY, AND THE EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE ALL RIGHTS TO HAVE SUCH DISPUTES RESOLVED VIA TRIAL BEFORE A JUDGE AND/OR JURY. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, and claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the Executive’s employment with the Company or its termination. The only claims not covered by this requirement to arbitrate disputes, which shall instead be resolved pursuant to applicable law in a court of competent jurisdiction based in Massachusetts, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; (iv) claims brought by the Company for alleged violations of Section 6 of this Agreement; and (v) claims that may not be arbitrated as a matter of law.
(B)    Arbitration will be conducted by and before JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”). To the extent that anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.
(C)    During the course of arbitration, the Company will bear the cost of the arbitrator’s fee. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.
(D)    The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.

9.	SECTION 409A COMPLIANCE
9.1    It is intended that compensation paid or delivered to the Executive pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”). If the Executive notifies the Company (with specificity as to the reason therefor) that he believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause him to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consultation with the Executive, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Section 409A, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to both the Executive and the Company of the applicable provision without violating the provisions of Section 409A but in any case Executive hereby agrees that all personal income taxes on his compensation under this Agreement and all penalties and interest with respect to such personal income taxes, if any, are his own responsibility. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A, or any similar Treasury regulations or IRS rules or regulations that replace or supersede Treasury Regulation Section 1.409A after the Effective Date and that relate to the same or similar subject matter as Treasury Regulation Section 1.409A.
(i)    Amounts Payable On Account of Termination: To the extent necessary to comply with Section 409A, for the purposes of determining when amounts subject to Section 409A that are payable upon Executive’s termination of employment under this Agreement will be paid, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” within the meaning of Section 409A.
(ii)    Reimbursement: Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (A) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; (C) the right to reimbursement shall not be subject to liquidation or exchange for another benefit; and (D) in accordance with the policies, practices and procedures of the Company.
(iii)    Specified Employees: If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered deferred compensation subject to Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, with interest thereon calculated at the long-term applicable federal rate (annual compounding) under Section 1274(d) of the Code in effect on the date of termination of employment, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iv)    Interpretative Rules: In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

EXECUTIVE

/s/ Stephen H. Belgrad
STEPHEN H. BELGRAD

OMAM INC.

/s/ James J. Ritchie
By: James J. Ritchie
Its: Executive Chairman

/s/ Christopher Hadley
By: Christopher Hadley
Its: Executive Vice President, Chief Talent Officer